Filed pursuant to Rule 433

Registration No. 333-182665

To Prospectus dated August 2, 2012 and

Preliminary Prospectus Supplement dated

July 15, 2013

Canadian Imperial Bank of Commerce

US$750,000,000 1.350% Senior Notes due July 18, 2016

US$750,000,000 Floating Rate Senior Notes due July 18, 2016

Pricing Term Sheet

July 15, 2013

1.350% Senior Notes due 2016

Issuer:	Canadian Imperial Bank of Commerce (the “Bank”)
Trade Date:	July 15, 2013
Settlement Date:	July 18, 2013 (T+3)
Expected Ratings*:	Aa3 (Stable) / A+ (Stable) / AA- (Stable) (Moody’s / S&P / Fitch)
Aggregate Principal Amount Offered:	US$750,000,000
Maturity Date:	July 18, 2016
Price to Public:	99.938%
Coupon (Interest Rate):	1.350%
Interest Payment Dates:	January 18 and July 18 of each year, commencing on January 18, 2014
Re-offer Yield:	1.371%
Spread to Benchmark Treasury:	72 basis points
Benchmark Treasury:	0.625% due July 15, 2016
Benchmark Treasury Price and Yield:	99-29+; 0.651%
CUSIP/ISIN:	136069FU0/US136069FU09
Joint Book-Running Managers:	Barclays Capital Inc. CIBC World Markets Corp. Citigroup Global Markets Inc. Wells Fargo Securities, LLC
Co-Managers:

Merrill Lynch, Pierce, Fenner & Smith

  Incorporated

J.P. Morgan Securities LLC

Credit Suisse Securities (USA) LLC

Deutsche Bank Securities Inc.

Goldman, Sachs & Co.

HSBC Securities (USA) Inc.

Morgan Stanley & Co. LLC

RBC Capital Markets, LLC

TD Securities (USA) LLC

UBS Securities LLC

Floating Rate Senior Notes due 2016

Issuer:	Canadian Imperial Bank of Commerce
Trade Date:	July 15, 2013
Settlement Date:	July 18, 2013 (T+3)
Expected Ratings*:	Aa3 (Stable) / A+ (Stable) / AA- (Stable) (Moody’s / S&P / Fitch)
Aggregate Principal Amount Offered:	US$750,000,000
Maturity Date:	July 18, 2016
Price to Public:	100%
Interest Rate:	3 month USD LIBOR + 0.52%
Interest Payment Dates:	January 18, April 18, July 18 and October 18 of each year, commencing on October 18, 2013
CUSIP/ISIN:	136069FV8/US136069FV81
Joint Book-Running Managers:	Barclays Capital Inc. CIBC World Markets Corp. Citigroup Global Markets Inc. Wells Fargo Securities, LLC
Co-Managers:

Merrill Lynch, Pierce, Fenner & Smith

  Incorporated

J.P. Morgan Securities LLC

Credit Suisse Securities (USA) LLC

Deutsche Bank Securities Inc.

Goldman, Sachs & Co.

HSBC Securities (USA) Inc.

Morgan Stanley & Co. LLC

RBC Capital Markets, LLC

TD Securities (USA) LLC

UBS Securities LLC

*	Ratings are not a recommendation to buy, sell or hold any security, and may be revised or withdrawn at any time by the issuing organization.

The Bank has filed a registration statement (File No. 333-182665) (including a short form base shelf prospectus dated August 2, 2012) and a preliminary prospectus supplement dated July 15, 2013 (including the base shelf prospectus, the “Prospectus”) with the SEC for the offering to which this communication relates. Before you invest, you should read the Prospectus and the documents incorporated therein by reference that the Bank has filed with the SEC for more complete information about the Bank and this offering.

You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Bank or any underwriter participating in the offering will arrange to send you the Prospectus and any document incorporated therein by reference if you request such documents by calling Barclays Capital Inc. toll-free at (888) 603-5847 or CIBC World Markets Corp. toll-free at (800) 282-0822 or Citigroup Global Markets Inc. toll-free at (800) 831-9146 or Wells Fargo Securities, LLC toll-free at (800) 326-5897.